Exhibit 21.1

SUBSIDIARIES OF THE COMPANY

SUBSIDIARIES OF GULFMARK OFFSHORE, INC.

Name of Subsidiary or Organization	State or Country of Incorporation
Gulf Offshore N.S. Limited	United Kingdom
GulfMark North Sea Limited	United Kingdom
S.E.A. Personnel Services Limited	United Kingdom
Gulf Offshore Guernsey, Ltd.	Guernsey
Gulf Offshore Guernsey International Limited	Guernsey
Gulf Marine Far East PTE, Ltd.	Singapore
Gulf Offshore Marine International, S. de R.L.	Panama
Gulf Marine (Servicos Maritimos) do Brasil Limitada	Brazil
Semaring Logistics (M) Sdn. Bhd.	Malaysia
GulfMark Malaysia Inc.	Malaysia
Chalvoyage (M) Sdn. Bhd.	Malaysia
GulfMark Offshore Marine Malta, Ltd.	Malta
GulfMark Servicios de Mexico, S. de R.L. de C.V.	Mexico
GulfMark de Mexico, S. de R.L. de C.V.	Mexico
Gulf Channel Offshore Servicos LDA	Angola
GulfMark Norge AS	Norway
Gulf Offshore Norge AS	Norway
GulfMark Rederi AS	Norway
Gulf Offshore Marine International B.V.	Netherlands
GulfMark Oceans, L.P.	Cayman Islands
GOMI Holdings, Inc.	Delaware
GM Offshore, Inc.	Delaware
GulfMark Capital, LLC	Delaware
GulfMark Management, Inc.	Delaware
GulfMark Resources, LLC	Delaware
GulfMark Shipping, LLC	Delaware
GulfMark Americas, Inc.	Delaware